Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-153056 on Form S-8 pertaining to the Lehman Brothers Savings Plan of our report dated October 14, 2011 with respect to the financial statements and supplemental schedule of the Lehman Brothers Savings Plan included in the Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

New York, New York

November 23, 2011